AGREEMENT AND PLAN OF EXCHANGE

This agreement is entered into this 13th day of August 2009 by and between Sea Star Group, Inc a Nevada Corporation (SEGQ) and Riley Technologies llc and it's subsidiaries a North Carolina limited liability Corporation (Riley).

The parties hereto agree as follows:

Article One Terms of Transaction

1. SEGQ is a Nevada Corporation in good standing with 75,0000,000 authorized and 9,288,853 shares issued and outstanding. Plus 800 shares of $100 preferreds.
2. SEGQ will reverse the stock one for nine (1 for 9) to equal 1.032.094
3. Riley is in good standing with the state of North Carolina with133.333 authorized and issued membership stock presently outstanding.
4. Riley warrants their asset valuation was completed by an independent third party Gulfstream Mergers and Acquisitions, and is reported to be no less than $9,000,000 in total from Riley's combination of parent company and subsidiaries thereof.
5. SEGQ shall become the parent corporation of Riley and Riley shall become wholly owned subsidiaries of SEGQ, by issuing 12,000,000 common stock shares on the basis of 90,000.225 shares of common stock of SEGQ being issued for each one (1) share of Riley outstanding (the Exchange) on the effective date of the Exchange.
6. Riley shareholders shall not be required to deliver their Riley share certificates to SEGQ stock transfer agent to receive their stock certificates.
7. The approval of the Exchange by the shareholders of SEGQ and Riley shall be received by the written consent of the majority shareholders of SEGQ and Riley respectively, pursuant to the applicable law of each jurisdiction.
8. The Exchange shall be conducted in compliance with the requirements of the various laws of the Great States of Nevada, North Carolina and the United States of America.
9. The Exchange shall be effective on the date upon which the Exchange is approved by the shareholders of SEGQ and Riley, subject to acceptance by the State of Nevada of the Certificate of Exchange filed herewith.
10. Riley shall pay all fees associated with the exchange including but not limited to Transfer Agent costs of approximately $5,000. State of Nevada filing fees, Audit costs, Legal costs, mailings, filing fees, notifications and other costs associated with this transaction approximating less than $25,000. SEGQ last audit was the third quarter of 2007.
11. Commission for Gulfstream Mergers and Acquisitions shall be ten percent (10%) in restricted shares to be registered in 6 months from the date of this Agreement.
12. J. Austin Scheibel, Hillcrest Financial Partners (HFP), and Daniel P. Sabbia in exchange for not collecting valuable consideration in giving up majority control of SEGQ receive the following stock and options 450,000 restricted shares to be divided, and stock options as follows: Riley agrees to issue 500,000 restricted shares each to Scheibel, HFP and Sabbia at a price of $1.00 per share for a period of one year. Additionally 200,000 shares issued to each at a price of $2.50 per share for two



years. And finally 200,000 shares each at $5.00 per share for a period of five years. All Options specified herein shall be executable in 25,000 share increments, be non dilutive and be registered as free trading shares within five business days of cleared funds.

13. As facilitators to the transaction the following individuals have earned the right of stock options; Ron McMahon, Jim Kniffen, and Kevin O'Boyle. Each person shall have the right to purchase up to 200,000 restricted shares at a price of $1.00 per share for a period of one year. All Options specified herein shall be executable in 25,000 share increments, be non dilutive and be registered as free trading shares within five business days of cleared funds.
14. For 15 years of service, Bob Riley and Bill Riley shall authorize as a gift, 600,000 shares post split, of Sea Star Group Inc. to Ron McMahon to be issued on consummation of the transaction.
15. Gulfstream Mergers and Acquisitions Group shall be provided the first right of refusal to obtain suitable acquisition candidates, fund raising, and joint venture partners. Compensation for services of ten percent. Said compensation to be issued in the form of cash and or restricted shares at a rate of twenty-five percent (25%) below fair market value.

Article Two Fund Raising

Any funds raised by Gulfstream Mergers and Acquisitions, HFP or Sabbia shall bear a commission rate of ten percent (10%) for American raises or fifteen percent (15%) for foreign investors to be paid to the executing party and divided with any agents related to the transaction. Said commission shall be payable within three business days of good cleared funds.

Article Three Miscellaneous

1. **No Agency:** Each party hereto is acting (and has acted at all times) for its own account and not for the account of another person.
2. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the state of North Carolina, without giving effect to the principles of conflict of laws.
3. **Arbitration:** Any controversy or claim arising out of or relating to this Agreement or breach thereof, will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators maybe entered in any court having jurisdiction thereof. Arbitrators shall not be entitled to grant damages. The arbitration will be held in Charlotte, NC within 90 days following the date demand for arbitration is filed. The prevailing party in any dispute shall be entitled to arbitration costs and reasonable attorney's fees. Arbitrators shall determine the prevailing party for this purpose.
4. **Entire Agreement:** This Agreement contains the entire agreement and understandings between all parties hereto with respect to the subject matter hereof and supersedes and is in lieu of all prior and contemporaneous agreements,



understandings; inducements and conditions express or implied, of any nature whatsoever with respect to the subject matter hereof.

5. Separation of Sea Star Group, Inc from Riley Technologies et al.:
In the event Riley determines it does not want to remain a public company, Riley agrees to return the shell to Hillcrest Financial Partners, llc (HFP) free of debts, liens, or hypothecations of the corporate assets or it's securities under the following terms and conditions

a. During the first 6 months without any cost to HFP.
b. After six months HFP agrees to remit $10,000 to Riley for good clean corporate title to SEGQ or any public successor to SEGQ therof.

In Witness Whereof, duly authorized officers and or shareholders of the constituent parties have executed this Agreement on their respective notated date, and warrant there are no liens, pledges or hypothecations in writing or verbal on any shares owned by the parties hereto. That each company further warrants no actions, suites, claims, written notices, investigations or legal or administrative or arbitration proceedings have been instituted against the companies. All outstanding shares of the respective common stock are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights, first offer rights, co-sale rights, transfer restrictions or other agreements, instruments or understandings with respect to the voting, transfer, or disposition of their companies shares. Should either company not be as reported, the parties retain the right of rescission for a period of 30 days, where all parties shall be brought whole, with the exclusion of any funds spent to execute this transaction. Both parties may waive their 30 day rights by sending a certified letter to each counter party to the following addresses:

If to SEGQ
Sea Star Group, Inc
5004 N. Kings Hwy
Myrtle Beach SC 28078

If to Riley
Riley Technologies, llc
170 Overhill Drive
Mooresville, NC 28117

Sea Star Group, Inc
Pursuant to Nevada Revised Statutes 92A-100-120 the undersigned represent a simple majority of Sea Star Group Inc. shareholders, by affixing their signature consent to this Agreement and Plan of Exchange.

Shareholder &

Hillcrest Financial Partners, LLC
Print

Signature

Number of Shares

2,198,211 23.67%
Date:

Aug 13, 09

Shareholder &

J Austin Schechel
Print

Signature

Number of Shares

2,703,163 29.1%
Date:

Aug 13, 09

Shareholder &

Daniel R. Sobotta
Print

Signature

Number of Shares

3,187,819 34.32%
Date:

AUG 23, 2009

Riley Technologies, LLC and subsidiaries

Shareholder &

WILLIAM P RILEY
Print

Signature

Number of Shares

33 1/3 / 25%
Date:

8/13/09

Shareholder &

Robert Riley

Number of Shares

100 / 75%

Print

Signature

Date: 8/13/09

